Exhibit 99.1

Smart Balance Successfully Completes Debt Refinancing

Transaction Enhances Strategic Flexibility

Paramus, N.J. (November 4, 2009) – Smart Balance, Inc. (NasdaqGM: SMBL), through its wholly-owned subsidiary GFA Brands, Inc., announced today the successful refinancing of its credit facility.

The new $100 million secured facility allows the Company greater flexibility in strategic areas such as acquisitions and capital structure with greater available credit and less restrictive financial covenants than its previous facility.

“We are pleased with the strong demonstration of support by the banking community in our ongoing performance and strategic outlook,” said Alan Gever, Smart Balance Executive Vice President and Chief Financial Officer.  “The current favorable environment allowed us to create a facility that enables us to consider strategic alternatives to enhance shareholder value in the years ahead.  While the new financial covenants increase our flexibility, we still expect to meet the previous covenants due to the strength of our expected performance in 2009 and beyond.”

The Company’s new credit facility is comprised of a $55 million term loan and a $45 million revolver, both of which mature in November 2013.  The overall effective interest rate on the new facility will initially be approximately 5%.  The previous facility consisted of two term loans totaling $160 million and a $20 million revolver, which were scheduled to mature in 2014.  As of September 30, 2009, outstanding debt under the previous facility totaled $64.5 million.  It is expected that future interest expense for the new facility would be equivalent versus the previous facility.

The definitive  credit agreement which includes the specific terms and covenants governing the Company's new credit facility will be included in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

The new facility, along with approximately $10 million in cash on hand from operations, was used to retire the previous debt outstanding and an interest rate swap, and pay transaction-related costs.  After the close of the transaction, total debt outstanding was $60.6 million including $5.6m million in borrowings under the revolver and an available cash balance of approximately $5 million.

BMO Capital Markets led the refinancing transaction in a seven-bank consortium.

Forward-looking Statements
Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions.  Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including those risks and uncertainties set forth in the Company’s filings with the SEC and the Company’s ability to:

●	raise prices as fast as commodity costs increase;
●	introduce and expand distribution of new products;
●	meet marketing and infrastructure needs;
●	meet long-term debt covenants; and
●	increase volume in case shipments in a competitive environment with rising costs and an increasingly price sensitive consumer.

About Smart Balance, Inc.
Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol.  The Company’s products include Smart Balance® Buttery Spreads, Milk, Butter Blend Sticks, Sour Cream, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise, Non-Stick Cooking Spray and Cheese.  For more information about products and the Smart Balance™ Food Plan, visit http://www.smartbalance.com.

Media Contact:	Investor Contact:
Brent Burkhardt	John Mintz
Executive Vice President	Vice President Finance &
Managing Director	Investor Relations
TBC Public Relations	Smart Balance, Inc.
bburkhardt@tbc.us	investor@smartbalance.com
410-986-1303	201-568-9300